Exhibit (k)(iii)

Transfer Agency and Service Agreement

Between

Altaba Inc.

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of June 16, 2017 (“Effective Date”), is by and between Altaba Inc., a Delaware corporation, having its principal office and place of business at 140 E. 45th St., 15th Floor, New York, NY 10017 (“Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021.

WHEREAS, prior to the Effective Date, Trust Company has been the Transfer Agent and Registrar for the Company (formerly known as Yahoo!) under that certain Transfer Agency and Service Agreement among Computershare (formerly known as EquiServe, Inc.) and Trust Company (formerly known as EquiServe Trust Company, N.A.) and the Company, dated as of July 1, 2001, as amended (the “Original Agreement”), and the parties wish this Agreement to supersede the Original Agreement in order to confirm the terms that will apply to such appointment and related matters from and after Effective Date;

WHEREAS, Company desires to appoint Trust Company as its sole transfer agent and registrar for the Shares, and administrator of any dividend reinvestment plan or direct stock purchase plan for Company, and Computershare as processor of all payments received or made by Company under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2 “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4 “DRS Profile” means the Profile System of the Direct Registration System of the Depository Trust Company.

1.5 “DSPP” means direct stock purchase plan.

1.6 “Non-Public Personal Information” about a Shareholder shall mean (i) personally identifiable financial information; and (ii) any list, description, or other grouping of Shareholders that is derived from using any personally identifiable information that is not publicly available.

1.7 “Plans” means any dividend reinvestment plan, DSPP, or other investment programs administered by Trust Company for Company relating to the Shares at any time during the term of this Agreement. The DSPP is the only Plan that exists as of the Effective Date.

1.8 “Services” means all services performed or made available by Agent pursuant to this Agreement.

1.9 “Share” means Company’s common shares, par value $0.00001 per share, and Company’s preferred shares, par value $0.00001 per share, authorized by Company’s Certificate of Incorporation, and other classes of Company’s shares to be designated by Company in writing and which Agent agrees to service under this Agreement.

1.10 “Shareholder” means a holder of record of Shares.

1.11 “Shareholder Data” means all information maintained on the records database of Agent concerning Shareholders.

1.12 “Side Agreement” means the Side Agreement for Transfer Agency Services between the Company and Agent dated as of the Effective Date.

2. APPOINTMENT OF AGENT.

2.1 Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments.

2.2 Documents. Agent acknowledges that, in connection with the Original Agreement, Company has provided the following appointment and corporate authority documents to Agent:

(a)	Copies of resolutions appointing Trust Company as the transfer agent;

(b)	If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;

(c)	Board resolution and/or certificate of incumbency designating officers or other designated persons of Company authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement;

(d)	An opinion of counsel for Company satisfactory to Agent, substantially in the form attached as Exhibit B;

(e)	A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;

(f)	A completed Internal Revenue Service Form 2678; and

(g)	A completed Form W-8 or W-9, as applicable.

In connection with any future original issuance of Shares for which Agent will act as transfer agent hereunder (other than issuances from Company’s current Share reserves at the Effective Date), Company shall deliver an opinion of counsel for Company addressed to both Trust Company and Computershare stating that in the circumstances of the proposed issuance (i) the issuance of such Shares has been registered under the 1933 Act, or is exempt from such registration, and (ii) upon issuance, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.3 Records. Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been used by Company or any of its agents and which are certified by Company to be true, authentic and complete. Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry. Agent agrees that all such records prepared or maintained by it relating to the Services are the property of the Company and will be preserved, maintained and made available in accordance with the requirements of law and Agent’s records management policy, and will be surrendered promptly to the Company in accordance with its request subject to applicable law and Agent’s records management policy.

2.4 Shares. Company shall, if applicable, inform Agent as to: (a) any authorized but unissued Shares reserved for specific purposes; (b) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (c) any Share split or Share dividend; (d) any other relevant event or special instructions which may affect the Shares; and (e) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights.

2.5 Share Certificates. If applicable, Company shall provide Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6 Company Responsibility. Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7 Scope of Agency.

(a)	Agent shall act solely as agent for Company under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

(b)	Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from Company, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through DRS Profile. In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)	From time to time, Company may provide Agent with instructions concerning the Services. Further, Agent may apply to any authorized person of Company for instruction, and may consult with legal counsel for Company with respect to any matter arising in connection with the Services. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 9 of this Agreement for any action taken or omitted by Agent in reliance upon any Company instructions or upon the written advice or opinion of Company counsel. Company shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any authorized person. Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

(d)	Compliance with Laws. Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3. STANDARD SERVICES.

3.1 Share Services. Agent shall perform the Services set forth in the current existing Fee and Service Schedule for Stock Transfer Services (“Fee and Service Schedule”) between the parties, which is attached hereto and incorporated herein. References to the Original Agreement in the Fee and Service Schedule shall be deemed to be references to this Agreement. Further, Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2 Replacement Shares. Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser. Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity. Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond. Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates. Agent may receive compensation, including in the form of surety premiums, for administrative services provided in connection with surety programs offered to Shareholders.

3.3 Internet Services. Agent shall make available to Company and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, “Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site. Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance. Notwithstanding the foregoing, in providing Internet Services to Shareholders, Agent shall comply with all applicable laws concerning consent to delivery and delivery of documents electronically.

3.4 Proprietary Information. Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). In no event shall Proprietary Information be deemed Shareholder Data. Company agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5 Third Party Content. Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Company agrees and acknowledges that Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

3.6 Lost Shareholders; In-Depth Shareholder Search.

(a)	Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b)

Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose accounts contain an uncashed check older than 180 days, in each case using the services of a locating service provider selected by Computershare, which service provider may be an affiliate of Computershare. Such provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c)	Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account. Such provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that such Shareholder (or such Shareholder’s Authorized Representative) may choose either (i) to contact Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, if applicable, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Company selects a locating service provider other than one selected by Computershare, then Agent shall not be responsible for the terms of any agreement between such provider and Company and additional fees may apply.

(d)	Pursuant to Section 2.7(c) of this Agreement, Company hereby authorizes and instructs Agent to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program on behalf of Agent or Company.

3.7 Compliance Matters. Upon request, Agent shall provide reasonable and customary information or reports to Company or Company’s chief compliance officer, as necessary for Company or Company’s chief compliance officer to comply with Rule 38a-1 under the Investment Company Act of 1940.

4. PLAN SERVICES.

4.1 Trust Company shall perform all services under the Plans, as the administrator of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that Trust Company may subcontract to Computershare as permitted by applicable law (e.g., ministerial services).

4.2 In consideration of Trust Company receiving service and transaction fees from the DSPP participants in connection with its administration of the DSPP, Agent shall not charge any fees to Company for such administration.

4.3 Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

4.4 For the avoidance of doubt, Trust Company and Computershare shall not initiate any new Plan unless and until the Company provides a separate and prior written consent, which may be given or withheld in the Company’s sole discretion.

5. COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1 Declaration of Dividends. Upon receipt of written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer of Company declaring the payment of a dividend, Computershare shall disburse such dividend payments to Shareholders provided that Company furnishes Computershare with sufficient funds one day in advance of the applicable payable date. The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2 Stop Payments. Company hereby authorizes Computershare to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and, provided that payment of the predecessor check had been stopped prior to issuing the replacement check in accordance with Agent’s policies and procedures, Company shall indemnify Agent against any loss or damage resulting from reissuance of the checks.

5.3 Tax Withholding. Company hereby authorizes Computershare to deduct from all payments of sales proceeds and of dividends declared by Company and disbursed by Computershare to Shareholders, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442, 1445, 1471 through 1474, and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax in connection therewith to the relevant taxing authority. Company will provide withholding and reporting instructions to Computershare from time to time as relevant, and upon request of Computershare.

5.4 Plan Payments. If applicable, Company hereby authorizes Computershare to receive all payments made to Company (i.e., optional cash purchases) or Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Company. For optional cash purchases, in the event funds are unavailable for any reason (including, without limitation, due to a rejection or reversal of the payment), Computershare shall sell the Shares purchased and any gain thereon shall accrue to Computershare.

5.5 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) obligations of, or guaranteed by, the United States of America; (b) AAA rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940; or (c) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by Standard & Poor’s Corporation (LT Local Issuer Credit Rating), Moody’s Investors Service, Inc. (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Company shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, except for any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Company, any Shareholder or any other party.

6. [RESERVED.]

7. FEES AND EXPENSES.

7.1 Fee and Service Schedules. Company agrees to pay Agent the fees and out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the Initial Term (as defined below). At least sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term. If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule. At least 120 days prior the expiration of the Initial Term, Agent shall notify Company of the proposed fee schedule.

7.2 Out-of-Proof Conditions. An out-of-proof would occur if Computershare were provided records of shares or checks that did not balance with the actual shares or checks sent to us. This could occur when a company initially becomes a client and or at a later point if such company merged or acquired another entity. If such out-of-proof or out-of-balance occurred the Company would be responsible for curing by providing Computershare with the funds or shares necessary to resolve.

7.3 Invoices. Company agrees to pay all fees and reimbursable expenses as set forth in Exhibit 2 of the Side Agreement, except for any fees or expenses that are subject to good faith dispute. In the event of such dispute, Company may only withhold that portion of the fee or expense subject to such dispute. Company shall notify Agent in writing prior to the payment due date set forth in Exhibit 2 if Company is disputing any amounts in good faith. Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4 Late Payments.

(a)	If any undisputed amount in an invoice of Agent (for fees or reimbursable expenses) is not paid within 45 days after the date of such invoice, Agent may charge Company interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%). Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)	The failure by Company to (i) pay the undisputed portion of an invoice within 90 days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this Agreement by Company. Notwithstanding terms to the contrary in Section 12.2 below, Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Company with 30 days to cure such breach.

7.5 Transaction Taxes. Company is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services. Company shall pay such Transaction Taxes according to the terms in Section 7.3. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company. To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to Services.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Agent. Agent represents and warrants to Company that:

(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

8.2 Company. Company represents and warrants to Agent that:

(a)	Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules;

(c)	Securities Laws. Registration statements under the 1933 Act and the 1934 Act have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Company will immediately notify Agent of any information to the contrary;

(d)	Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable; and

(e)	Facsimile Signatures. The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

9. INDEMNIFICATION AND LIMITATION OF LIABILITY. The Agent and Company shall indemnify each other in accordance with the terms in Exhibit 1 of the Side Agreement.

10. DAMAGES. To the maximum extent permitted by applicable law and notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11. CONFIDENTIALITY.

11.1 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

Agent acknowledges that it has implemented physical and other security measures and controls designed to protect (a) the security and confidentiality of Non-Public Personal Information; (b) against any threats or hazards to the security and integrity of Non-Public Personal Information; and (c) against any unauthorized access to or use of Non-Public Personal Information.

11.2 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.3 Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.4 Costs. Each party will bear the costs it incurs as a result of compliance with this Section 11.

11.5 Information Security Program. Agent shall respond to the Company’s reasonable requests for information concerning Agent’s information security program and, upon request, will provide a summary of its applicable information security policies and procedures to the Company. Agent shall notify the Company of any material changes to its information security program that would materially diminish the current security of Agent’s recordkeeping system.

12. TERM AND TERMINATION.

12.1 Term. The initial term of this Agreement shall run from the Effective Date until November 1, 2018 (“Initial Term”) unless terminated pursuant to the provisions of this Section 12. This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2 Termination for Cause. This Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

12.3 Costs and Expenses. After the Effective Date, upon termination or expiration of this Agreement for any reason, (a) all fees earned and expenses incurred by Agent up to and including the date of such termination or expiration shall be immediately due and payable to Agent on or before the effective date of such termination or expiration, and (b) Company shall pay all costs and expenses associated with the movement of records, materials, and services to Company or the successor agent, including (i) all reasonable out-of-pocket costs and (ii) a conversion fee in an amount equal to 10% of the aggregate fees (not including reimbursable expenses) incurred by Company during the immediately preceding twelve (12) month period, for the standard conversion services listed on the attached Exhibit A to this Agreement; provided, however, such expense amount under this Section 12.3(b) shall in no event be less than $5,000.00. In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be $2,500.00.

12.4 Early Termination. Notwithstanding anything herein to the contrary, if this Agreement is terminated after the Effective Date but prior to the expiration of the then-current term (a) by Company for any reason other than (i) pursuant to Section 12.2 above, or (ii) in connection with Company’s liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 12.2 above, then, in addition to the payments required in Section 12.3 above, Company shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination. Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date. If Company does not provide notice of early termination within the time period referenced in Section 12.1 above, Agent shall make a good faith effort, but cannot guarantee, to convert Company’s records on the date requested by Company.

13. ASSIGNMENT. Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Agent without the written consent of the other; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

14. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1 Subcontractors. Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

14.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

15. MISCELLANEOUS.

15.1 Notices. Any notice or communication by Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Company:	Altaba Inc. 140 E. 45th Street 15th Floor New York, NY 10017 Attn: General Counsel

If to Agent:	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attn: General Counsel

or such other notice address as either party may provide to the other party in accordance with this Section 15.1.

15.2 No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3 Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.4 Amendments; Waivers. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company. Any term or provision of this Agreement may be waived in writing by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

15.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Company’s expense, to resolve any foreign law issues that may arise as a result of Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

15.7 Force Majeure. Notwithstanding anything to the contrary contained herein, neither party shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.10 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.13 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and
Computershare Trust Company, N. A.		Altaba Inc.
On Behalf of Both Entities:

By:	/s/ Dennis V. Moccia	By:	/s/ Alexi A. Wellman

Name:	Dennis V. Moccia	Name:	Alexi A. Wellman

Title:	Manager, Contract Administration	Title:	CFO

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]